                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                     Airtouch Communications
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

AIRTOUCH LOGO

                         AIRTOUCH COMMUNICATIONS, INC.
                             ONE CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94111

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The 1998 Annual Meeting of Stockholders of AirTouch Communications, Inc. (the "Company") will be held at The Museum of History and Industry, 2700 24th Avenue East, Seattle, Washington 98112, on Friday, May 29, 1998 at 8:00 a.m., local time (the "Meeting"), for the following purposes:

     1. To elect four directors.

     2. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants.

     3. To approve an amendment to the Company's Employee Stock Purchase Plan.

     4. To transact any other business properly brought before the Meeting.

     Stockholders of record at the close of business on March 31, 1998 will be entitled to vote at the Meeting.

     A list of stockholders entitled to vote at the Meeting will be available for inspection ten days prior to the Meeting at the The Museum of History and Industry, 2700 24th Avenue East, Seattle, Washington 98112.

     Your vote is important. Please sign and return the enclosed proxy card in the envelope provided to ensure your representation at the Meeting.

                                   By Order of the Board of Directors,

                                   /s/ MARGARET G. GILL

                                   Margaret G. Gill
                                   Senior Vice President Legal,
                                   External Affairs and Secretary

San Francisco, California
April 10, 1998

                               TABLE OF CONTENTS

                            ITEM                              PAGE
                            ----                              ----
Proposals to be Voted Upon..................................    1
  Election of Directors.....................................    1
  Ratification of Appointment of Independent Accountants....    3
  Approval of Amendment to the Employee Stock Purchase          4
     Plan...................................................
Security Ownership of Management............................    5
Executive Compensation......................................    6
Employment Contracts and Termination of Employment or           9
  Change-In-Control Arrangements............................
Report of the Compensation and Personnel Committee on          10
  Executive Compensation....................................
Committees of the Board of Directors........................   13
Director Compensation.......................................   13
Certain Relationships and Related Transactions..............   14
Performance Graph...........................................   16
Security Ownership of Certain Beneficial Owners.............   16
Proxies and Voting at the Meeting...........................   16
Other Matters...............................................   17
Section 16(a) Beneficial Ownership Reporting Compliance.....   18
Solicitation of Proxies.....................................   18

                           PROPOSALS TO BE VOTED UPON

1. ELECTION OF DIRECTORS

     There are eleven members of the Board of Directors of the Company. The Board is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Directors hold office until the end of their terms and until their successors have been elected and qualified.

     The proxy holders named on the proxy card will vote for the election of the four nominees listed below unless otherwise instructed. These nominees have been selected by the Board of Directors and are all currently members of the Board. If you do not wish your shares to be voted for particular nominees, please identify the exceptions on the proxy card.

     If one or more of the nominees should become unavailable to serve at the time of the Meeting, the proxy holders will vote for the remaining nominees and for any substitute nominees designated by the Board of Directors or the size of the Board will be reduced. The Nominating & Director Affairs Committee knows of no reason why any of the nominees will be unavailable or unable to serve.

     The following is a brief description of the principal occupation for at least the past five years, age and major affiliations of each director.

NOMINEES FOR ELECTION:

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

  GINN PHOTO              SAM GINN, 61, has been Chairman of the Board and Chief
                          Executive Officer of the Company since December 1993.
                          He is Chairman of the Executive Committee and a member
                          of the Nominating & Director Affairs Committee. He was
                          Chairman of the Board, President and Chief Executive
                          Officer of Pacific Telesis Group from 1988 to 1994 and
                          a director of Pacific Telesis Group from 1983 to 1994.
                          He was Chairman of the Board of Pacific Bell from 1988
                          to 1994. Mr. Ginn is also a director of Chevron
                          Corporation, Safeway Inc., Transamerica Corporation
                          and Hewlett-Packard Company.
  FISHER PHOTO            DONALD G. FISHER, 69, became a director of the
                          Company in January 1994. He is the Chairman of the
                          Compensation & Personnel Committee. He is the founder
                          and Chairman of the Board of The Gap, Inc. and was
                          Chief Executive Officer of The Gap, Inc. until
                          November 1995. He is a director of The Charles Schwab
                          Corporation, San Francisco Bay Area Council, the
                          National Retail Federation and KQED, Inc.
  SCHWAB PHOTO            CHARLES R. SCHWAB, 60, became a director of the
                          Company in January 1994. He is a member of the
                          Compensation & Personnel and Nominating & Director
                          Affairs Committees. He is the founder, Chairman of the
                          Board and Chief Executive Officer of The Charles
                          Schwab Corporation and Chairman of Charles Schwab &
                          Co. Inc. Mr. Schwab is a director of The Gap, Inc.,
                          Transamerica Corporation and Siebel Systems, Inc.

  CHANG-LIN PHOTO         CHANG-LIN TIEN, 62, became a director of the Company
                          in June 1997. He is a member of the Executive and
                          Nominating & Director Affairs Committees. Dr. Tien
                          served as Chancellor of the University of California,
                          Berkeley, from 1990 to June 1997. He is the NEC
                          Distinguished Professor of Engineering at the
                          University of California, Berkeley. He is a director
                          of Chevron Corporation, Raychem Corporation and Wells
                          Fargo & Company, and also serves on the board of
                          trustees of the Asia Foundation. He is a Fellow of the
                          American Academy of Arts and Sciences and a member of
                          the National Academy of Engineering.

DIRECTORS UP FOR ELECTION IN 1999:

  BARTZ PHOTO             CAROL A. BARTZ, 49, became a director of the Company
                          in February 1994. She is a member of the Compensation
                          & Personnel Committee. She has been Chairman of the
                          Board and Chief Executive Officer of Autodesk, Inc.
                          since April 1992. Ms. Bartz is also a Director of
                          Cadence Design Systems, Network Appliance, Cisco
                          Systems, Inc. and BEA Systems Inc.
  COX PHOTO               C. LEE COX, 57, is a member of the Executive Committee
                          of the Board and was Vice Chairman from November 1994
                          until his retirement from the Company in April 1997.
                          Mr. Cox was President and Chief Executive Officer of
                          AirTouch Cellular from November 1990 until February
                          1997. He was President and Chief Operating Officer of
                          the Company from December 1993 to November 1994. He
                          was President and Chief Executive Officer of the
                          Company from 1987 to December 1993, was a director of
                          the Company from 1987 to April 1993 and became a
                          director again in January 1994. He was a director and
                          a Group President of Pacific Telesis Group from 1988
                          to April 1994. Mr. Cox is a director of Pacific Gas &
                          Electric Co. and NETCOM On-Line Communication
                          Services, Inc.
  HAZEN PHOTO             PAUL HAZEN, 56, became a director of the Company in
                          April 1993. He is Chairman of the Audit & Investment
                          Committee and a member of the Executive Committee. He
                          became Chairman and Chief Executive Officer of Wells
                          Fargo & Company and its principal subsidiary, Wells
                          Fargo Bank, N.A., in January 1995. He was President
                          and Chief Operating Officer of Wells Fargo & Company
                          and Wells Fargo Bank, N.A. from 1984 to January 1995.
                          Mr. Hazen is a director of Wells Fargo & Company,
                          Wells Fargo Bank, N.A., Phelps Dodge Corporation and
                          Safeway Inc.

DIRECTORS UP FOR ELECTION IN 2000:

  BOSKIN PHOTO            MICHAEL J. BOSKIN, 51, became a director of the
                          Company in August 1996 and is a member of the
                          Executive, Audit & Investment and Nominating &
                          Director Affairs Committees. Dr. Boskin has been a
                          professor of economics at Stanford University since
                          1971 and a principal of Boskin & Co., a consulting
                          firm, since 1980. He was Chairman of the President's
                          Council of Economic Advisers from February 1989 until
                          January 1993. Dr. Boskin is also a director of Exxon
                          Corporation, First Health Group Corp. and Oracle
                          Corporation.
  ROCK PHOTO              ARTHUR ROCK, 71, became a director of the Company in
                          January 1994. He is a member of the Audit & Investment
                          Committee. He has been a principal in Arthur Rock &
                          Co., a venture capital firm, since 1969. Mr. Rock is
                          the lead director of Intel Corporation and a director
                          of Argonaut Group, Inc.
  SCHULTZ PHOTO           GEORGE P. SHULTZ, 77, became a director of the
                          Company in January 1994. He is a member of the
                          Compensation & Personnel and Executive Committees and
                          is Chairman of the Nominating & Director Affairs
                          Committee. He is a Distinguished Fellow at the Hoover
                          Institution and a Professor at the Stanford University
                          Graduate School of Business. He served as United
                          States Secretary of State from 1982 to 1989. Mr.
                          Shultz is a director of the Bechtel Group, Inc., The
                          Charles Schwab Corporation, Gulfstream Aerospace
                          Corporation, Gilead Sciences, Inc., Chairman of J.P.
                          Morgan's International Council and Chairman of the
                          Governor's California Economic Policy Advisory
                          Council.
  SARIN PHOTO             ARUN SARIN, 43, was named President and Chief
                          Operating Officer of the Company in February 1997. Mr.
                          Sarin became a director of the Company in July 1995
                          and is a member of the Executive Committee. He was
                          Vice Chairman of the Board from July 1995 until
                          January 1997 and was President and Chief Executive
                          Officer of AirTouch International from May 1995 until
                          January 1997. Mr. Sarin was Senior Vice President,
                          Corporate Strategy/Development and International
                          Operations for the Company until August 1995, and was
                          also responsible for Human Resources through 1994. Mr.
                          Sarin was Vice President, Organization Design of
                          Pacific Telesis Group from March 1993 to April 1994.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICE WATERHOUSE LLP.

     The Board of Directors, upon recommendation of the Audit & Investment Committee, has appointed Price Waterhouse LLP, independent accountants, to audit the financial statements of the Company for 1998. The Board of Directors recommends a vote "FOR" such ratification. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon the Committee's recommendation.

     For the year 1997, Price Waterhouse LLP audited the financial statements of the Company and some of its subsidiaries and provided other audit services to the Company in connection with SEC filings, the review of interim financial statements and audits of pension and other employee benefit plans.

     One or more members of Price Waterhouse LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they wish to do so and to respond to appropriate questions.

3. APPROVAL OF AN AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE EMPLOYEE STOCK
                                 PURCHASE PLAN.

     The Company maintains an Employee Stock Purchase Plan (the "Plan") to provide its employees, including officers, with an opportunity to purchase AirTouch Common Stock on favorable terms through payroll deductions. In February 1998, the Board of Directors of the Company adopted an amendment to the Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the Plan from 2.4 million to 7.4 million. As of February 28, 1998, 892,577 shares of Common Stock were available for issuance under the Plan.

     The Plan became effective on July 1, 1994, and will remain in effect until it is terminated by the Board of Directors. The Plan may be amended by the Board at any time. An increase in the number of shares reserved for issuance under the Plan must be approved by the stockholders, while other amendments are subject to stockholder approval only to the extent required by applicable law or regulation. The Plan is administered by the Compensation & Personnel Committee of the Board.

     An employee is eligible to participate in the Plan if he or she is customarily employed for more than five months per calendar year and for more than 20 hours per week and has continuously been employed by the Company or a participating subsidiary for three months or more. Eligible employees may elect to contribute from two percent to 25 percent of their compensation (including bonuses and commissions) during each three-month offering period.

     At the end of each offering period, the Company will apply the amount contributed by the participant during the period to purchase shares of Common Stock, but not more than 2,000 shares per offering period or $25,000 in market value in a calendar year. Shares of Common Stock are purchased for 85 percent of the lower of (a) the market price of the Company's Common Stock immediately before the beginning of the offering period or (b) the market price of such Common Stock on the last business day in the offering period.

     As of February 28, 1998, 8,042 employees were eligible to participate in the Plan and 2,231 employees had elected to participate.

     Any stockholder may obtain a copy of the current Plan by writing to AirTouch Communications, Inc., One California Street, San Francisco, California 94111, Attention: Corporate Secretary.

SECURITY OWNERSHIP OF MANAGEMENT

     >The following table sets forth, as of February 28, 1998, information regarding ownership of the Company's outstanding Common Stock by (i) each Named Executive Officer, (ii) each director and (iii) all executive officers and directors as a group. The table also includes the number of shares subject to outstanding options to purchase Common Stock of the Company which are currently exercisable or become exercisable within 60 days of February 28, 1998. The total number of shares of Common Stock beneficially owned by each such person and by the group as a whole is less than one percent of the class outstanding.

                                                              AMOUNT AND NATURE OF
                  NAME OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP
                  ------------------------                    --------------------
Sam Ginn....................................................       1,552,517(1)
Arun Sarin..................................................         501,530(2)
Margaret G. Gill............................................         185,823(3)
Mohan S. Gyani..............................................         258,051(4)
Brian R. Jones..............................................         176,947(5)
Carol A. Bartz..............................................          27,673(6)
Michael J. Boskin...........................................          13,500(7)
C. Lee Cox..................................................         284,356(8)
Donald G. Fisher............................................          56,000(9)
Paul Hazen..................................................          25,064(10)
Arthur Rock.................................................         204,766(11)
Charles R. Schwab...........................................          28,130(12)
George P. Shultz............................................          33,695(13)
Chang-Lin Tien..............................................           6,757(14)
All directors and executive officers as a group (18                3,719,263(15)
  persons)..................................................

---------------
 (1) Includes 51,006 shares held by Mr. Ginn's Family Trust, of which Mr. Ginn is the Trustee, an aggregate of 5,167 shares held in trust for Mr. Ginn's children and grandchild, of which Mr. Ginn is the Trustee, and 117 shares held in retirement plans. Also includes 434,500 shares of restricted stock and 1,061,727 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

 (2) Includes 6,937 shares held in retirement plans. Also includes 125,000 shares of restricted stock and 363,213 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

 (3) Includes 999 shares held in retirement plans. Also includes 20,000 shares of restricted stock and 164,380 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

 (4) Includes 4,425 shares held in retirement plans. Also includes 20,000 shares of restricted stock and 203,298 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

 (5) Includes 651 shares held in retirement plans and an aggregate of 400 shares held by Mr. Jones' spouse as custodian for their minor children. Also includes 15,000 shares of restricted stock and 153,668 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

 (6) All shares held by Ms. Bartz's Family Trust, of which Ms. Bartz is the Trustee. Includes 23,173 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

 (7) Includes 10,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

 (8) Includes 1,314 shares held in retirement plans. Also includes 269,010 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

 (9) Includes 40,000 shares held by Mr. Fisher's Charitable Trust, of which Mr. Fisher is the Trustee. Also includes 12,000 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

(10) Includes 21,844 shares subject to options that are currently exercisable or will become exercisable with 60 days of February 28, 1998.

(11) Includes 2,572 shares held by Mr. Rock's spouse. Also includes 22,194 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

(12) Includes 300 shares held by Mr. Schwab's Family Trust, of which Mr. Schwab is the Trustee. Also includes 23,830 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

(13) All shares held by Mr. Shultz's Family Trust, of which Mr. Shultz is the Trustee. Also includes 23,695 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

(14) Includes 2,757 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

(15) Includes an aggregate of 128,300 shares held in trust or in custody for certain officers and directors and their children and grandchildren, 16,043 shares held in retirement plans and 2,572 shares held by the spouse of a director. Also includes an aggregate of 648,500 shares of restricted stock and 2,659,417 shares subject to options that are currently exercisable or will become exercisable within 60 days of February 28, 1998.

EXECUTIVE COMPENSATION

     The following table discloses compensation earned by the Chief Executive Officer and the four other most highly paid executive officers (the "Named Executive Officers") for the three fiscal years ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION
                                                              -------------------------
                                       ANNUAL COMPENSATION             AWARDS
                                      ---------------------   -------------------------
             (A)               (B)       (C)         (D)                        (F)
                                                                  (E)        SECURITIES      (G)         (C+D)
                                                               RESTRICTED    UNDERLYING      ALL         TOTAL
          NAME AND                                               STOCK        OPTIONS/      OTHER        CASH
     PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)    AWARDS($)(1)    SARS(#)     COMP($)(2)    COMP($)
     ------------------        ----   ---------   ---------   ------------   ----------   ----------   ---------
Sam Ginn.....................  1997    816,250    1,135,600    9,999,813     1,055,000     203,149     1,951,850
  Chairman of the Board and    1996    760,000      865,640                                185,307     1,625,640
  Chief Executive Officer      1995    650,000      571,000                                115,000     1,221,000

Arun Sarin...................  1997    546,667      660,000           --       375,000     123,342     1,206,667
  President and                1996    426,666      479,519                                 50,349       906,185
  Chief Operating Officer      1995    276,000      171,000                                 43,000       447,000

Margaret G. Gill.............  1997    347,500      340,800           --       135,000      73,175       688,300
  Senior Vice President,
  Legal,                       1996    325,000      261,300                                 50,981       586,300
  External Affairs and
  Secretary                    1995    275,000      140,000                                 44,000       415,000

Mohan Gyani..................  1997    326,250      336,600           --       215,000      68,219       662,850
  Executive Vice President
  and                          1996    300,000      241,200                                 45,686       541,200
  Chief Financial Officer      1995    229,000      116,000                                 33,000       345,000

Brian R. Jones...............  1997    319,583      326,521           --            --      56,340       646,104
  Senior Vice President(3)

---------------
(1) Restricted shares held by the Named Executive Officers and their value at fiscal year end ($41.5625 per share) are as follows: Mr. Ginn -- 20,000 shares, $831,250, which vest with respect to 10,000 shares on 11/18/98 and 10,000 shares on 11/18/99. Mr. Sarin -- 125,000 shares, $5,403,125; Mrs.
    Gill -- 20,000 shares, $831,250; Mr. Gyani -- 20,000 shares, $831,250; and
    Mr. Jones -- 15,000 shares, $623,438. In addition, in 1997 Mr. Ginn was awarded 414,500 phantom stock units with a fiscal year end value of $17,227,656, which vest as to 80,000 units on each of 1/1/1999 and 1/1/2000,
    160,000 units on 1/1/2001 and 40,000 units on each of 1/1/2002 and 1/1/2003, assuming that Mr. Ginn meets certain retention milestones. Vested units may not be settled until the earlier of (a) 1/1/2003, (b) the date on which Mr. Ginn is no longer a Named Executive Officer, or (c) an earlier date approved by the Compensation & Personnel Committee. Units convert on a one-for-one basis into shares of the Company's Common Stock.

(2) Includes "above-market" interest on deferred compensation under the Company's Deferred Compensation Plan for 1997 for each of the Named Executive Officers: $1,322, $199, $119, $124, and $107, respectively. Also includes Company contributions under the Company's Retirement Plan for Mr. Ginn -- $19,200; Mr. Sarin -- $19,200; Mrs. Gill -- $19,200; Mr.
    Gyani -- $19,200; and Mr. Jones -- $19,100. Also includes Company contributions under the Company's Deferred Compensation Plan for each of the Named Executive Officers of: $182,627, $103,943, $53,856, $48,895 and
    $37,133, respectively.

(3) Mr. Jones became an executive officer of the Company effective February 1, 1997.

     The following table provides information on stock option grants during fiscal year 1997 to the Named Executive Officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZED VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                                                                                    OF STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                             FOR OPTION TERM(1)
                       --------------------------------------------------------    -----------------------------
                        NUMBER OF      % OF TOTAL
                        SECURITIES    OPTIONS/SARS
                        UNDERLYING     GRANTED TO    EXERCISE OR
                       OPTIONS/SARS   EMPLOYEES IN   BASE PRICE     EXPIRATION
        NAME            GRANTED(#)    FISCAL YEAR      ($/SH)          DATE           5%($)           10%($)
        ----           ------------   ------------   -----------    -----------    ------------    -------------
Sam Ginn.............    500,000(2)       18.5         $24.125       01/06/04      $  4,910,649    $  11,443,900
                         555,000(3)       20.6         $24.125       01/28/07      $  8,420,506    $  21,339,215

Arun Sarin...........    375,000(4)       13.9         $24.125       01/06/04      $  3,682,987    $   8,582,925

Margaret G. Gill.....    135,000(4)        5.0         $24.125       01/06/04      $  1,325,875    $   3,089,853

Mohan S. Gyani.......    165,000(4)        6.1         $24.125       01/06/04      $  1,620,514    $   3,776,487
                          50,000(5)        1.9         $36.500       10/28/04      $    742,958    $   1,731,409

Stock Price Per Share(6)...........                                                $      33.95    $       47.01
                                                                                   $      39.30    $       62.57
                                                                                   $      51.36    $       71.13
Added Value to All
  Stockholders(7)..................                                                $5.0 billion    $11.6 billion
                                                                                   $7.7 billion    $19.4 billion
                                                                                   $7.5 billion    $17.5 billion
Named Executive Officers as % of
  Added Value to All
  Stockholders.....................                                                                         0.23%
                                                                                                            0.11%
                                                                                                            0.01%

---------------
(1) The Potential Realized Value shown for these options assumes that all options are exercised at the end of their term, and that the stock price will grow at an assumed annual rate of five percent and ten percent.

(2) Option granted in January 1997 with an exercise price of $24.125, the fair market value of the Company's Common Stock on the date of grant. This option has a seven-year term and vests as to 151,739 shares on each of the first, second and third anniversaries of the date of grant and the remaining 44,783 shares on January 4, 1999.

(3) Option granted in January 1997 with an exercise price of $24.125 per share, the fair market value of the Company's Common Stock on the date of grant. This option has a ten-year term and vests as to 111,000 shares on each of January 1, 1999, 2000, 2001, 2002 and 2003, assuming that Mr. Ginn meets certain retention milestones. Vested options may not be exercised until the earlier of (i) January 1, 2003, or (ii) the date on which Mr. Ginn is no longer a Named Executive Officer.

(4) Option granted in January 1997 with an exercise price of $24.125, the fair market value of the Company's Common Stock on the date of grant. The option has a seven-year term and vests as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant.

(5) Option granted in October 1997 with an exercise price of $36.50 per share, the fair market value of the Company's Common Stock on the date of grant. This option has a seven-year term and vests in full on the first anniversary of the date of grant.

(6) The projected fair market value of a share of AirTouch Common Stock at the end of the seven-year term of the options granted on January 6, 1997 and October 28, 1997, and the ten-year term of the option granted on January 28, 1997 after applying the stated assumed annual rates to the fair market value on the date of grant.

(7) Represents aggregate increases in market capitalization of the Company based on the outstanding shares (505,542,960) of the Company's Common Stock on December 31, 1997, if the price of the Company's Common Stock were to increase annually by five percent and ten percent over the seven-year term of the options granted on January 6, 1997 and October 28, 1997, and the ten-year term of the option granted on January 28, 1997, respectively.

     The following table provides information on the value of each of the Named Executive Officer's options/SARs at December 31, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                     NUMBER OF
                                                                    SECURITIES
                                                                    UNDERLYING      VALUE OF UNEXERCISED
                                                                    UNEXERCISED         IN-THE-MONEY
                                                                  OPTIONS/SARS AT      OPTIONS/SARS AT
                                                                     FY-END(#)           FY-END($)*
                               SHARES                            -----------------  ---------------------
                             ACQUIRED ON           VALUE           EXERCISABLE/         EXERCISABLE/
          NAME               EXERCISE(#)        REALIZED($)        UNEXERCISABLE        UNEXERCISABLE
          ----             ---------------   -----------------   -----------------  ---------------------
Sam Ginn.................      157,503           3,204,847       859,999/1,750,239  15,067,581/20,659,464
Arun Sarin...............       19,196             366,068       261,015/787,088      3,507,967/7,457,419
Margaret G. Gill.........           --                  --       115,382/346,498      1,601,254/2,836,814
Mohan S. Gyani...........        2,769              77,974       143,799/430,999      2,050,755/3,597,178
Brian R. Jones...........        4,504             104,469       152,479/137,831      2,310,099/2,036,931

---------------
* Based on the closing price on the New York Stock Exchange-Composite Transactions of the Company's Common Stock on December 31, 1997 of $41.5625 per share.

PENSION PLAN

     The Company maintains a defined benefit pension plan ("Pension Plan") under which individuals who were employees at December 31, 1986 and certain transferred employees receive pension benefits based on a percentage of their final fiveyear average pay and years of service. New employees of the Company are not eligible to participate in the Pension Plan. The accrual of service credit was discontinued in 1986 for almost all Pension Plan participants. Thus, pension benefits only increase as a participant's compensation increases. Of the Named Executive Officers, Messrs. Ginn, Sarin, Gyani and Jones participate in the Pension Plan.

     In addition, the Company maintains a "nonqualified pension plan" that supplements the Pension Plan benefits of a closed group of executives who participated in a similar plan prior to the Company's spin-off from Pacific Telesis Group in April 1994. Of the Named Executive Officers, Messrs. Sarin and Gyani participate in the Company's nonqualified pension plan.

     The following table shows the total annual pension benefits (stated as a single-life annuity) that would be received by an executive officer of the Company retiring today at age 65 under the Company's qualified and nonqualified pension plans. It assumes various specified levels of total years of service and average annual compensation (which includes base salary and the target award under the Short-Term Incentive Plan) during the final five years of service. The benefits shown in the table generally are not subject to offsets for Social Security benefits or other payments.

   AVERAGE ANNUAL
    COMPENSATION
    DURING FINAL
     FIVE YEARS
     OF SERVICE                    YEARS OF SERVICE PRIOR TO RETIREMENT
-------------------------------------------------------------------------------------
                          15           20           25           30           35
-------------------------------------------------------------------------------------
     $ 300,000          65,250       87,000      108,750      130,500      152,250
-------------------------------------------------------------------------------------
       350,000          76,125      101,500      126,875      152,250      177,625
-------------------------------------------------------------------------------------
       400,000          87,000      116,000      145,000      174,000      203,000
-------------------------------------------------------------------------------------
       450,000          97,875      130,500      163,125      195,750      228,375
-------------------------------------------------------------------------------------
       500,000         108,750      145,000      181,250      217,500      253,750
-------------------------------------------------------------------------------------
       550,000         119,625      159,500      199,375      239,250      279,125
-------------------------------------------------------------------------------------
       650,000         141,375      188,500      235,625      282,750      329,875
-------------------------------------------------------------------------------------
       700,000         152,250      203,000      253,750      304,500      355,250
-------------------------------------------------------------------------------------
       800,000         174,000      232,000      290,000      348,000      406,000
-------------------------------------------------------------------------------------
       900,000         195,750      261,000      326,250      391,500      456,750
-------------------------------------------------------------------------------------
      1,000,000        217,500      290,000      362,500      435,000      507,500
-------------------------------------------------------------------------------------
      1,200,000        261,000      348,000      435,000      522,000      609,000

     The 1997 compensation of Messrs. Ginn, Sarin, Gyani and Jones covered by the pension plans was $152,000, $654,441, $398,620 and $397,961, respectively.
As of December 31, 1997, the years of service of Messrs. Ginn, Sarin, Gyani and Jones, for purposes of calculating a pension benefit, were 34, 9, 16 and 5, respectively.

     Under one of the Company's nonqualified pension plans, eligible officers who terminate after attaining age 55 and completing 10 years of service as an officer are entitled to a minimum pension of 45 percent of average annual compensation. This minimum pension is increased by an additional one percent per year, up to a maximum of 50 percent at 15 or more years of service as an officer. As of December 31, 1997, Mr. Sarin had seven completed years of service credited under the minimum pension provisions.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT OR
CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has entered into employment agreements with each of the Named Executive Officers that provide for specified payments in case of termination of employment. The agreements were approved by the Compensation & Personnel Committee. The employment agreements have no fixed term and may be terminated by either party upon one year's notice.

     The amount payable upon termination of employment depends upon the type of termination and whether it occurs after a "change in control," defined below. If a Named Executive Officer's employment is involuntarily terminated for any reason other than cause, death or disability, and the termination does not occur within three years of a change in control, the Company will make a cash payment equal to one and one-half times base compensation (two times base compensation in the case of the Chief Executive Officer), plus 150 percent of the target award under the Short-Term Incentive Plan for that calendar year (200 percent of the target award under the Short-Term Incentive Plan for that calendar year for the Chief Executive Officer). Also, the Named Executive Officer's health care and life insurance benefits are continued for 18 months (two years for the Chief Executive Officer) and, in the case of all of the Named Executive Officers, the one-year period following termination counts as service for purposes of vesting and exercise grace periods under all of the Company's option, restricted stock and incentive plans.

     If a Named Executive Officer's employment ends in a "qualifying termination" under certain circumstances following the public announcement of a definitive agreement to effectuate a change in control, or within three years after a change in control, the Company will make a cash payment equal to three times base compensation, plus 300 percent of the target award under the Short-Term Incentive Plan for that calendar year. Mr. Ginn has elected to apply up to $3 million of the compensation payable in the event of a qualifying termination to satisfy the Company's premium obligations under a life insurance arrangement for the benefit of Mr. Ginn's family.

     A "qualifying termination" is an involuntary termination by the Company for any reason, or a "constructive termination," which means a material reduction in salary or benefits, a material change in responsibilities, or a requirement to relocate that would increase the officer's one-way commute distance by more than 40 miles. For the Named Executive Officers, a qualifying termination also includes a voluntary termination during the 13th month after the change in control.

     In addition, some of the Company's benefit plans contain provisions that are triggered only in the event of a change in control. For example, vesting of stock grants is accelerated or options are converted to limited stock appreciation rights in the event of a change in control. Some benefit plans contain provisions that prohibit a successor from reducing current benefit levels for certain periods of time following a change in control. Some benefit plans have rabbi trusts that require the Company to fund outstanding benefit obligations in the event of a change in control.

     A "change in control" is defined generally as (1) the acquisition of 50 percent or more of the securities of the Company; (2) a change in the composition of the Company's Board of Directors so that fewer than two-thirds of the directors are "continuing directors"; (3) the direct or indirect acquisition of 20 percent or more of the securities of the Company without the approval of a majority of the continuing directors; or (4) certain mergers, consolidations, sales or liquidations of substantially all of the assets of the Company.

REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE ON
EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is determined by the Compensation & Personnel Committee, which consists exclusively of nonemployee directors. The Compensation & Personnel Committee relies on independent executive compensation consultants and survey data to determine competitive levels of executive compensation.

TYPES OF COMPENSATION

     There are two main types of executive compensation:

          1. Annual Compensation. This includes base salary and an annual cash bonus.

          2. Long-term Compensation. This includes stock options and other long-term incentive awards based on Common Stock. The value of these awards depends on Company performance and future stock value.

     In assessing competitive levels of executive compensation for 1997, the Compensation & Personnel Committee relied on independent survey data for executive officers in similar positions at comparable companies. The survey data reflected an average of the executive compensation practices of telecommunications companies and high technology companies. The Committee believes that this blend of compensation practices is appropriate because the Company needs to attract and retain executives with the ability to handle the complexity inherent in telecommunications companies along with the growth focus inherent in high technology companies.

ANNUAL COMPENSATION

     Annual compensation includes base salary and an annual cash bonus. The base salaries of executive officers are set at approximately the 50th-percentile level relative to executives in similar positions at comparable companies. (This means that base salaries at approximately 50 percent of the comparable companies are higher.) If performance targets are met but not exceeded, cash bonuses are also intended to be at approximately the 50th-percentile level.

     Executive officers participate in an annual incentive plan under which the cash bonus component of their compensation is determined. Last year, the stockholders approved a new method for determining each executive officer's annual cash bonus. This method preserves the deductibility of the annual cash bonus under Section 162(m) of the Internal Revenue Code. The annual cash bonus of each executive officer is determined by allocating a fund equal to 0.6 percent of proportionate operating cash flow among the executive officers in proportion to their salaries. The Compensation & Personnel Committee has discretion to reduce annual cash bonuses based on the achievement of financial performance objectives and any other criteria the Compensation & Personnel Committee deems appropriate. The bonus pool for 1997 was $10,413,846 and the Compensation & Personnel Committee reduced each bonus based on each executive officer's target award amount (set as a percentage of base pay) and the Company's financial and operating performance in 1997.

LONG-TERM COMPENSATION

     Long-term incentives are granted at levels to bring total compensation, including base salary, annual bonus and long-term incentives, up to the 60th percentile level relative to executives in similar positions at comparable companies, and up to the 75th percentile if exceptional performance is achieved. The emphasis on long-term incentives is intended to encourage executives to focus on the growth of the Company and the value of its stock.

     Long-term compensation is linked to growth in the value of the Company's stock and consists of stock options and other long-term incentive awards based on Common Stock. In 1997, the Committee granted long-term incentives in the form of options with an exercise price equal to the fair market value of stock at the time of grant. These options provide no compensation to the executive unless the value of the stock increases. Where appropriate and for specific retention purposes, the Committee grants restricted stock or similar retention awards based on Common Stock, in addition to providing competitive long-term compensation.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

Annual Compensation

     Mr. Ginn's salary for 1997 was based on the Compensation & Personnel Committee's assessment of his individual performance, the Company's performance in 1997 and the Compensation & Personnel Committee's analysis of independent survey data.

     Under Mr. Ginn's leadership, the Company had a stellar year in 1997, reflecting tremendous growth both in the United States and internationally, and resulting in stock price appreciation of 65 percent. The Company added 2.3 million cellular and PCS customers, a 44 percent increase over 1996. The Company achieved over $1.7 billion proportionate operating cash flow, 54 percent greater than 1996. The Company generated positive free cash flow of $157 million and increased earnings per share by 117 percent to $0.78.

     Like other executive officers, Mr. Ginn participates in the Company's annual incentive plan under which the cash bonus component of his compensation is determined. Mr. Ginn's allocated cash bonus for 1997 was $3,672,632. The Compensation & Personnel Committee reduced the bonus to $1,135,600, based on the target award set by the Committee as a percentage of base pay and the Company's stellar achievement of financial and operating performance objectives.

Long-Term Compensation

     The number of options granted to Mr. Ginn in 1997 was based on the Compensation & Personnel Committee's policy of providing long-term incentives that will result in total compensation at the 60th-percentile level, relative to chief executive officers at comparable companies. This policy reflects the Compensation & Personnel Committee's emphasis on long-term incentives related to growth in the value of the stockholders' investment in the Company.

Retention Grant

     In 1997, the Compensation & Personnel Committee approved a retention grant of nonqualified stock options and phantom stock units for Mr. Ginn. The total dollar value of the grant was $15 million when approved. The purpose of the grant is to incent Mr. Ginn to remain with the Company so that he can continue to focus on the successful implementation of the Company's strategic objectives as established by the Board of Directors. The Compensation & Personnel Committee designed the grant to vest over a five-year period, beginning on January 1, 1999, provided Mr. Ginn satisfies certain service conditions each year.

STOCK OWNERSHIP GUIDELINES

     In 1997, the Compensation & Personnel Committee established stock ownership guidelines for officers. The purpose of the guidelines is to further align the interests of officers with those of the Company's stockholders. The guidelines require a significant commitment by each officer to own AirTouch Common Stock worth a multiple of his or her annual base salary. Shares of Common Stock counted towards satisfaction of the guidelines include open market purchases, shares received upon option exercise or upon the receipt of restricted stock, a portion of vested option shares, vested retirement plan shares and shares purchased through the Company's Employee Stock Purchase Plan. The guidelines should be met by the later of January 1, 2002 or five years after becoming an officer. The guidelines for stock ownership are as follows:

                                                                MULTIPLE OF
                          POSITION                           ANNUAL BASE SALARY
                          --------                           ------------------
Chief Executive Officer.....................................         6x
Chief Operating Officer.....................................         4x
Executive/Senior Vice President.............................         2x
Vice President..............................................         1x

POLICY ON DEDUCTIBILITY OF COMPENSATION

     The Compensation & Personnel Committee considers the tax deductibility of compensation paid to executive officers and the impact of Section 162(m) of the Internal Revenue Code on the Company. This provision limits the amount of compensation that the Company may deduct from its taxable income for any year to $1 million for any of its five most highly compensated executive officers.

     In 1997, stockholders approved changes to the Company's incentive plans so that annual cash bonuses and long-term compensation awarded under both plans can be "performance-based" and deductible by the Company. The Company believes that 1997 annual cash bonuses paid to executive officers are fully deductible as well as compensation arising from the exercise of stock options in 1997. The Committee also designed Mr. Ginn's 1997 retention grant to maximize its deductibility by the Company under Section 162(m).

March 27, 1998

                      COMPENSATION AND PERSONNEL COMMITTEE

                           Donald G. Fisher, Chairman
                                 Carol A. Bartz
                               Charles R. Schwab
                                George P. Shultz

COMMITTEES OF THE BOARD OF DIRECTORS

     Regular meetings of the Board of Directors are held six times a year and special meetings are scheduled as appropriate. The Board held seven meetings in 1997. No director attended fewer than 81 percent of the aggregate number of meetings of the Board and of all committees on which he or she served. Directors meet their responsibilities not only by attending Board and committee meetings, but also through communication with the Chairman and other members of management on matters affecting the Company.

     The Board of Directors has established a number of standing committees: the Audit & Investment Committee, the Compensation & Personnel Committee, the Executive Committee and the Nominating & Director Affairs Committee.

     The Audit & Investment Committee, which consists of Mr. Hazen, Chairman, Dr. Boskin and Mr. Rock, met four times and acted once by written consent in 1997. The Committee has responsibility for recommending the annual appointment of independent public accountants and recommending action as appropriate regarding the adequacy, effectiveness and legality of the Company's accounts, internal procedures and controls. The Committee also oversees the investment of trust assets related to benefit plans and pension funding policy.

     The Compensation & Personnel Committee, which consists of Mr. Fisher, Chairman, Ms. Bartz and Messrs. Schwab and Shultz, met five times and acted once by written consent in 1997. The Committee has responsibility for reviewing and approving salary and compensation of all officers, reviewing candidates for promotion to or within officer levels, establishing or modifying the terms and conditions of the employment of officers, advising the Board regarding director compensation, keeping informed of and recommending material changes to employee benefit plans and administering incentive plans.

     The Executive Committee, which consists of Mr. Ginn, Chairman, Drs. Boskin and Tien and Messrs. Cox, Hazen, Sarin and Shultz, met four times and acted once by written consent in 1997. This Committee has the full authority of the Board to the extent permitted by Delaware law. Its function is to deal with issues requiring action between scheduled Board meetings.

     The Nominating & Director Affairs Committee, which consists of Mr. Shultz, Chairman, Drs. Boskin and Tien and Messrs. Ginn and Schwab, met four times during 1997. This Committee is responsible for recommending Board candidates and for evaluating the effectiveness of the Board and individual contributions to the Board. In evaluating candidates for the Board, the Committee seeks individuals of proven judgment and competence who are outstanding in their chosen fields. It also considers factors such as education, geographic location, anticipated participation in Board activities and special talents or personal attributes. Stockholders who wish to suggest qualified candidates to the Nominating & Director Affairs Committee should write to Margaret G. Gill, Secretary of the Company, at One California Street, San Francisco, California 94111, stating in detail the candidate's qualifications for consideration by the Committee. A stockholder who wishes to nominate a director must comply with certain procedures set out in the Company's By-Laws (see "Other Matters").

DIRECTOR COMPENSATION

     Nonemployee directors of the Company receive an annual retainer of $55,000, and committee chairs receive an additional annual retainer of $5,000. The annual retainer is reduced by $3,000 for each absence by a director from a Board meeting except there is no reduction for the first missed meeting in each year. In addition, nonemployee directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at Board and committee meetings. Nonemployee directors may elect to defer the receipt of all or part of their retainers. Amounts deferred in 1997 earned interest at an annual rate of
8.53 percent.

     Directors may elect to receive all or a portion of their retainers in the form of stock options and/or stock units under the Company's amended and restated 1993 Long-Term Stock Incentive Plan (the "Plan"). In the case of directors who elect to receive retainers in the form of stock units, the number of stock units is determined by dividing the amount that would otherwise be paid in cash by the arithmetic mean of the closing prices of the Company's Common Stock on the ten consecutive trading days ending on the date when the amount is payable. The stock units are immediately vested and have a maximum term of ten years, subject to earlier termination if the director's service terminates. The stock units are settled in shares of the Company's Common Stock. In the case of directors who elect to receive retainers in the form of stock options, the number of options is determined by using the Black-Scholes option valuation model. These options are immediately exercisable and have a term of seven years, subject to earlier termination if the director's service terminates. The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant, which is the date the retainers would otherwise be payable. A majority of the Company's nonemployee directors have elected to receive their retainers in the form of stock options and/or stock units.

     Each nonemployee director of the Company is granted a stock option for 10,000 shares under the Plan upon election as a director. Additionally, each nonemployee director is granted a stock option for 1,000 shares at the time of each Annual Meeting. These options generally become exercisable one year after the date of grant and have a term of ten years, subject to earlier termination if the director's service terminates. The options become exercisable in full in the event of the director's death or disability or in the event that the Company is subject to a change in control. The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant. As a condition of the initial 10,000 share option grant, each director is required to demonstrate to the Company that he or she owns shares of the Company's Common Stock with a value of $100,000 or more on any date within 30 days after election to the Board. The Company has a policy of making loans available to its nonemployee directors with respect to the equity ownership requirement. Such loans have a maximum maturity of ten years and bear interest at the mid-term Applicable Federal Rate. See "Certain Relationships and Related Transactions."

     Directors who are employees of the Company receive no remuneration for serving as directors or as members of committees of the Board.

     Nonemployee directors are reimbursed up to $1,000 per quarter for the costs of cellular services and equipment. Employee directors receive similar reimbursements for services and equipment as part of their compensation as officers.

     The Company has entered into indemnity agreements with each of its directors that provide for indemnification against any judgments or costs assessed against them in the course of their service as directors. Such agreements do not permit indemnification for acts or omissions for which indemnification is not permitted under Delaware law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has a policy of making loans available to its nonemployee directors with respect to its equity ownership requirements. Such loans have a five-year term, with an option to extend for an additional five years. Final maturity is ten years or, if earlier, 30 days following the borrower's resignation from the Board. No interim payments are otherwise due. The interest rate for such loans is determined using the greater of the mid-term Applicable Federal Rate, as published by the Internal Revenue Service, or the Company's cost of funds, currently equivalent to the five-year Treasury rate plus 85 basis points, but in no event higher than permitted under the California usury laws (10 percent). Interest compounds annually and is paid at the end of each five-year term. The Company has provided a loan on these terms to each of Mr. Hazen and Drs. Boskin and Tien in December 1993, August 1996 and June 1997, respectively. The respective interest rates are 6.0 percent, 6.9 percent and 6.9 percent, and the principal and interest balances at December 31, 1997 were $126,878.96, $109,973.40 and 104,030.81, respectively.

     In April 1996, the Company provided a $300,000 loan to Mr. Miron, the Company's Vice President, Corporate Strategy and Development, in connection with his relocation to California. The term of the loan is five years. The loan accrues three percent simple interest annually and is payable in equal annual installments. Interest and principal payments are deducted from Mr. Miron's annual awards under the Short-Term Incentive Plan. If any such award is insufficient to cover a loan payment, Mr. Miron will repay the difference directly to the Company. An aggregate of $30,000 of the principal amount will be forgiven annually for up to five years provided that Mr. Miron remains an employee on the date of payment of his annual award under the Short-Term Incentive Plan. In the event that Mr. Miron's employment terminates prior to full repayment of the loan, the entire outstanding principal and accrued and unpaid interest will be immediately due and payable. However, if Mr. Miron's employment terminates as a result of a change in control, his repayment obligations will not include amounts that would have been forgiven by the Company in future periods had he remained employed. The principal and interest balance as of December 31, 1997 was $246,357.10.

     Following his retirement as Vice Chairman of the Company in April 1997, the Company entered into a five year consulting agreement with C. Lee Cox to provide advice and counsel to the Company. Mr. Cox will receive $518,000 each year for his services, and in 1997 received $366,916 pursuant to the agreement. Additionally, premium-priced stock options with respect to 73,110 shares granted to Mr. Cox on November 16, 1995 continue in effect for the term of the Agreement. In the event of a change in control, any remaining payments under the agreement become due.

     Mrs. Gill's sister-in-law was Vice President and General Counsel of U.S. Computer Services until January 1998, when she retired from the Company. AirTouch Paging, a subsidiary of the Company, entered into an agreement with U.S. Computer Services d/b/a International Billing Services on January 23, 1995 (the "Agreement"). The Agreement provides for printing and mailing services of monthly billing statements to customers of AirTouch Paging. The Agreement is for a five-year term with approximately $1.2 million in minimum annual fees.

     Mr. Riding's son is the Director, Customer Operations for AirTouch Paging and received $144,140 in salary and bonus during 1997. Mr. Riding is the Vice President, Human Resources and Corporate Services of the Company and will retire from the Company effective June 1, 1998.

     Mr. Rock's wife is a partner in the law firm of Pillsbury Madison & Sutro LLP, which provides legal services to the Company and certain of its subsidiaries.

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Company's Common Stock with the BT Alex. Brown Cellular Index (formerly the NatWest Cellular Index) and the S&P 500 Index (the "S&P 500"). The graph assumes that $100 was invested on December 31, 1993 in each of the Company's Common Stock, the BT Alex. Brown Cellular Index and the S&P 500.

                  COMPARISON OF AIRTOUCH COMMUNICATIONS, INC.,
               THE BT ALEX. BROWN CELLULAR INDEX AND THE S&P 500

     MEASUREMENT PERIOD           AIRTOUCH       BT ALEX. BROWN
   (FISCAL YEAR COVERED)       COMMUNICATIONS    CELLULAR INDEX   S&P 500
12/3/93                             100              100          100
12/31/93                            108              105          101
12/30/94                            126              123          102
12/29/95                            122              121          141
12/31/96                            110              112          172
12/31/97                            181              143          230

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of December 31, 1997, information regarding ownership of the Company's outstanding Common Stock on December 31, 1997, by any entity or person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock.

                                           AMOUNT AND NATURE
 NAME AND ADDRESS OF BENEFICIAL OWNER   OF BENEFICIAL OWNERSHIP   PERCENT OF CLASS
 ------------------------------------   -----------------------   ----------------
The Capital Group Companies, Inc.(1)         28,216,480(2)              5.6%

---------------
(1) This information is based on a Schedule 13G filed with the SEC by: The Capital Group Companies, Inc., 333 South Hope Street, Los Angeles, CA 90071.

(2) The above-described beneficial owner reports sole voting power with respect to 9,247,830 shares and sole dispositive power with respect to 28,216,480 shares.

PROXIES AND VOTING AT THE MEETING

Stockholders Eligible to Vote

     This proxy statement, notice of meeting and accompanying proxy card are being mailed beginning on April 10, 1998 to stockholders of the Company in connection with the solicitation by the Board of Directors of proxies for the Annual Meeting of Stockholders to be held on May 29, 1998.

     Proxies are solicited to provide all stockholders of record on March 31, 1998 an opportunity to vote on matters scheduled for the Meeting and described in the proxy materials. Shares can only be voted if the stockholder is present in person or by proxy. Any person giving a proxy may revoke it at any time before the Meeting by sending in a written revocation or a proxy bearing a later date. Stockholders may also revoke their proxies by attending the Meeting in person and casting a ballot.

     Stockholders of record can give proxies by calling a toll free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are set forth on the enclosed proxy card.

     Stockholders of record at the close of business on March 31, 1998 will be entitled to vote at the Meeting or any adjournment or postponement. Each share of Common Stock, $.01 par value, is entitled to one vote and each share of Class B Mandatorily Convertible Preferred Stock, Series 1996 is entitled to vote on the basis of four-fifths of a vote for each share of Preferred Stock held. On February 28, 1998, 511,394,464 shares of Common Stock were outstanding and 17,254,192 shares of Preferred Stock were outstanding (representing approximately 13,803,354 votes).

Voting of Shares

     The director nominees who receive the highest number of votes for the number of positions to be filled will be elected. An affirmative vote of the holders of the majority of the shares present or represented by proxy at the Meeting is required for the approval of each of the other matters to be voted upon. Abstentions will be treated as votes cast on a particular matter as well as shares present and represented for purposes of establishing a quorum. Where nominee record holders do not vote on specific issues because they did not receive specific instructions on such issues from the beneficial owners, such broker nonvotes will not be treated as votes cast on a particular matter but will be treated as shares present or represented for purposes of establishing a quorum.

     It is the policy of the Company that the proxy, ballot or voting instruction of any stockholder be kept confidential, if requested, except as required by law or in the event of a contested proxy solicitation. The policy also provides for the tabulation of the vote by the Company's transfer agent or some other independent third party and for the certification of the vote by an independent inspector of election. The Company may, however, be informed whether or not a particular stockholder has voted and may receive periodic status reports on the aggregate vote. Your written comments on proxies or ballots may be made available to the Company, but your name and address will not be disclosed if you request confidentiality.

OTHER MATTERS

     In addition to voting choices specifically marked, and unless otherwise indicated by the stockholder, the proxy card confers discretionary authority on the named proxy holders to vote on any matter that properly comes before the Meeting which is not described in these proxy materials. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for stockholder action at the Meeting.

     To be eligible for inclusion in the Company's 1999 proxy statement, stockholder proposals must be received at the Company's principal executive offices no later than December 11, 1998.

     If a stockholder desires to bring business before the Meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company's By-Laws. One of the procedural requirements in the By-Laws is timely notice to the Company in writing of the business the stockholder proposes to bring before the Meeting. A copy of these procedures is available upon request from the Secretary of the Company, One California Street, San Francisco, California 94111. It should be noted that these By-Law procedures govern proper submission of business to be put before a stockholder vote and do not preclude discussion by any stockholder of any business properly brought before the Meeting.

     If a stockholder wants to nominate a person for election to the Board of Directors other than a director nominated by the Nominating Committee, the Stockholder must follow procedures outlined in the Company's By-Laws. One of the procedural requirements in the By-Laws is timely notice to the Company in writing of the proposed nomination to be made at the Meeting. A copy of the By-Law provision governing the requirements for the notice is available upon request from the Secretary of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the Company's directors and officers to file reports of ownership and changes in ownership of the Company's securities with the SEC. Based upon the Company's review of the reporting forms received by it and written representations from certain persons that no Form 5 reports were required to be filed by those persons, the Company believes that all filing requirements applicable to its directors, officers and 10 percent stockholders were complied with for fiscal year 1997 except that Mr. Jones inadvertently failed to reflect the indirect beneficial ownership of 400 shares of the Company's Common Stock held by his spouse as custodian for his minor children on his Form 3. Mr. Jones has filed an amended Form 3.

SOLICITATION OF PROXIES

     The Company will pay all costs of distribution and solicitation of proxies. Brokers, nominees, fiduciaries and other custodians will be reimbursed for their reasonable fees and expenses incurred in forwarding proxy materials to beneficial owners. Georgeson & Co., New York, has been retained at an estimated cost of $15,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. This solicitation will be by mail, telephone, and other means.

By Order of the Board of Directors,

/s/ MARGARET G. GILL

Margaret G. Gill
Senior Vice President
Legal, External Affairs and Secretary

                                     (LOGO)
                           Printed on Recycled Paper

[AIRTOUCH LOGO]

Sam Ginn
Chairman and Chief Executive Officer

April 1998

Dear Stockholder:

Enclosed is AirTouch Communications, Inc.'s 1997 Annual Report and Proxy Statement relating to our 1998 Annual Stockholders' Meeting. This has been another eventful year for AirTouch and our Annual Report reviews our accomplishments and shares our vision for the future.

For those of you who prefer to receive information electronically, we are pleased to announce that now you can access the Annual Report and Proxy Statement on our web site located at http://www.airtouch.com/stockholders. We are also offering two new ways to vote your shares. In addition to completing and mailing your proxy card, you can now vote by telephone or Internet. Instructions on voting by telephone or by Internet are located on the reverse side of this card.

The 1998 Annual Meeting will be in Seattle, Washington on Friday, May 29, 1998 at 8:00 a.m., local time. The location is The Museum of History & Industry, McEachern Auditorium, 2700 24th Avenue East, Seattle, Washington. If you plan to attend, please be sure to bring this card as your admission ticket. Your vote is important to us, so whether or not you plan to attend the meeting, please take the time to vote.

Sincerely,

/s/ SAM GINN

Sam Ginn

            This Card Is Your Admission Ticket To The Annual Meeting

                           o Detach Proxy Card Here o

--------------------------------------------------------------------------------
[AIRTOUCH LOGO]

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 29, 1998

The undersigned hereby authorize(s) Sam Ginn or Margaret G. Gill, or one of them, and each with the power to appoint his or her substitute, to vote as Proxy for the undersigned at the Annual Meeting of Stockholders to be held at The Museum of History & Industry, McEachern Auditorium, 2700 24th Avenue East, Seattle, Washington on May 29, 1998, at 8:00 A.M., local time, or any adjournment or postponement thereof, the number of shares which the undersigned would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where the undersigned does not specify a choice.

THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD OF RECORD IN THE AIRTOUCH RETIREMENT PLAN, THE PACIFIC TELESIS GROUP SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN FOR SALARIED EMPLOYEES AND THE PACIFIC TELESIS GROUP SUPPLEMENTAL RETIREMENT AND SAVINGS PLAN FOR NON-SALARIED EMPLOYEES (THE "PLANS") AND THE UNDERSIGNED HEREBY AUTHORIZES THE RESPECTIVE TRUSTEES OF THE PLANS TO VOTE THE UNDERSIGNED'S SHARES HELD IN ITS ACCOUNTS.

                                      AIRTOUCH COMMUNICATIONS, INC.
                                      P.O. BOX 1093
                                      NEWARK, N.J. 07101-9663

(Continued and to be signed on reverse side)

[AIRTOUCH LOGO]

     [Graphic of Telephone] VOTE BY TELEPHONE OR INTERNET [Graphic of Computer]
                                24 HOURS A DAY, 7 DAYS A WEEK

AirTouch Communications is pleased to offer you two new ways to vote. In addition to mailing your proxy you can now also vote by telephone (from the U.S.) or by Internet.

VOTE BY PHONE:     Just follow these easy steps:

                   1. Call the toll-free number 1-888-698-8077

                   2. Enter your control number (located in the lower right
                      portion of this card)

                   3. Follow the recorded instructions

VOTE BY INTERNET:  Just follow these easy steps:

                   1. Go to web site http://airtouch.proxyvoting.com

                   2. Enter your control number (located in the lower right
                      portion of this card)

                   3. Follow the instructions given

-----------------------------
no type here -- label area
-----------------------------
                                                 --------------------------
                                                         DO NOT MAIL
                                                       YOUR PROXY CARD
                                                     IF YOU ARE VOTING BY
                                                    TELEPHONE OR INTERNET

                                                     THANK YOU FOR VOTING
                                                 ---------------------------

                                                 ---------------------------
YOUR VOTE IS IMPORTANT!!!                                 XXX XXX X
CALL OR GO TO THE WEB SITE 24 HOURS A DAY               CONTROL NUMBER
1-888-698-8077                                   ---------------------------
http://airtouch.proxyvoting.com

                           o Detach Proxy Card Here o
-------------------------------------------------------------------------------
       /       /

1. Election of Directors                                                                                 FOR    AGAINST   ABSTAIN

The Board of Directors recommends a vote "FOR"             2. Ratification of the appointment of
management's nominees.                                        Price Waterhouse LLP as the Company's      / /      / /      / /
                                                              Independent Accountants for 1998.
Nominees: 01 - Sam Ginn          02 - Donald G. Fisher
          03 - Charles R. Schwab 04 - Chang-Lin Tien          The Board of Directors recommends a
                                                              vote "FOR" ratification of the
    FOR all          WITHHOLD  AUTHORITY  *EXCEPTIONS         appointment of Price Waterhouse LLP.
nominees listed.       to vote for all
                       nominees listed.                    3. Approval of the amendment to the
                                                              Employee Stock Purchase Plan (the          / /      / /      / /
      / /                   / /               / /             "Plan").

(INSTRUCTION: To withhold authority for any individual        The Board of Directors recommends a
nominee, mark the "Exceptions" box and write that             vote "FOR" the Plan.
nominee's name in the space provided below.)

*Exceptions __________________________________________

                           CHECK HERE IF YOU:

Plan to attend the               -----
Annual Meeting.                  -----

Have a change of                 -----
address on the card              -----
(indicate change below).

Want your vote kept              -----
confidential.                    -----

Want to discontinue              -----
duplicate Annual                 -----
Reports.

Are interested in                -----
receiving the Annual             -----
Report and Proxy
Statement electronically
in the future.

Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title.

SIGNATURE: __________________________________________________________________

SIGNATURE: __________________________________________________________________